EXHIBIT 99.1

PASSUR® AEROSPACE

KNOW NOW™

Executive Offices
One Landmark Square
Suite 1900
Stamford, CT 06901
203.622.4086: tel
203.629.2970: fax

Research & Production
35-1 Orville Drive
Bohemia, NY 11716
631.589.6800: tel
631.589.6858: fax

FOR IMMEDIATE RELEASE

Contact:	Media:	Investor Relations:
	Ron Dunsky	Louis J. Petrucelly
	SVP Marketing and New Business Development	SVP & Chief Financial Officer
	(203) 989-9197	(203) 622-4086
	rondunsky@passur.com	lpetrucelly@passur.com

PASSUR AEROSPACE ANNOUNCES THAT JOHN THOMAS HAS BEEN ELECTED EXECUTIVE VICE CHAIRMAN

Stamford, CT, August 13, 2019 — PASSUR® Aerospace, Inc. (OTC: PSSR), a global leader in digital operational excellence,  announced that John Thomas, a director of PASSUR Aerospace, has been elected Executive Vice Chairman of the Board, upon the retirement of Beck Gilbert as Executive Chairman of the Board of PASSUR. Mr. Gilbert has become Non-Executive Chairman of the Board and continues as a director.

John Thomas was previously Vice Chairman of PASSUR and a director. John has been actively involved in the aviation industry for the past 35 years, both as a senior operating executive as Group Executive at Virgin Australia Airlines and as a strategic advisor to the global industry as Senior Partner and Global Head of the Aviation Practice, L.E.K. Consulting LLC.   John’s advisory work for the major airlines around the world included M&A, alliances, restructuring, ancillary revenues, network and fleet planning, product development, operational improvement, financial planning, and loyalty programs. He was also active with OEMs, Business & General Aviation, FBOs, airports, and ANSPs. He currently manages his jet charter operation out of Boston, sits on the Board of the largest Business Aviation services and FBO provider in Canada, and provides advisory services to the broader aviation industry, including as a Senior Advisor to McKinsey & Company.

Effective August 12, 2019, Tim Campbell will reduce his time commitment to the Company for personal reasons and no longer serve as Chief Operating Officer.  He resumes his previous role as Executive Vice President, Customer Advocacy on a part-time basis.

Jim Barry will continue as President and a director of the company.

About PASSUR® Aerospace, Inc.

PASSUR Aerospace (OTC: PSSR) a global leader in digital operational excellence, provides predictive analytics and decision support technology for the aviation industry, primarily to improve the operational performance and cash flow of airlines and the airports where they operate. PASSUR Aerospace’s information solutions are used at the five largest North American airlines; by major airlines in Europe; by more than 60 airport customers (and used at the top 30 North American airports); by over one hundred business aviation organizations; and by the U.S. government. PASSUR owns and operates the largest commercial passive radar network in the world that provides aircraft position updates every 1 to 4.6 seconds, powering a proprietary database that is accessible in real-time and delivers timely and accurate information and solutions via PASSUR’s industry leading algorithms and business logic included in its products. PASSUR, Airwayz, NextGen2, and NextGen3are trademarks or registered trademarks of PASSUR Aerospace, Inc. in the U.S. All other companies and product names of those companies contained herein may be trademarks of their respective holders.

Visit PASSUR Aerospace’s website at www.passur.com for updated products, solutions, and news.